[IEC ELECTRONICS CORP. LOGO]


105 Norton Street o PO Box 271 o Newark, NY 14513 o Ph: (315) 331-7742 o Fax:
                    (315) 331-3547 o www.iec-electronics.com

Exhibit 99.1
             IEC Announces Second Quarter Results For Fiscal 2006
                 Results Include Substantial Revenue Increase


Newark, NY - April 20, 2006 - IEC Electronics Corp. (IECE.OB) announced today its results for the second quarter of fiscal 2006, ending March 31, 2006.

Second quarter sales increased by more than 50% from the previous quarter and were 19% ahead of the same quarter in fiscal 2005.

The Company sustained a net loss of $(168,000) or $(0.02) per share on revenue of $5.6 million for the quarter. This compares to a net income of $73,000 or $0.01 per share on revenue of $4.7 million for the same quarter a year ago.

IEC's net loss for the first six months of fiscal 2006 was $(216,000) or $(0.03) per share on revenue of $9.2 million. This compares to a net income for the first six months of fiscal 2005 of $156,000 or $0.02 per share on revenue of $10.9 million.

W. Barry Gilbert, Chairman of the Board and CEO, stated, "Our sales growth continues to gain momentum, and we expect further growth during the balance of this fiscal year. We added three new customers this quarter to the three we added last quarter, all with excellent brand recognition in their respective industries.

The loss was attributable to start-up costs in connection with these new accounts and maintaining a higher operational structure to support long-term growth. We expect that with further sales growth and as our new customers move beyond the start-up phase, profitability will follow. The Company continues to move in the right direction and we are confident that we are creating future value for our shareholders and opportunity for our employees. We are excited about our prospects."

IEC is a full service, ISO-9001 registered EMS provider. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC's second quarter 2006 results can be found on its web site at www.iec-electronics.com/3rd-quarter06release

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2005 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact: Heather Keenan
         IEC Electronics Corp.
         (315) 332-4262
         hkeenan@iec-electronics.com